                                                                    EXHIBIT 10.1


STATE OF MINNESOTA                                               DISTRICT COURT

COUNTY OF RAMSEY                                       SECOND JUDICIAL DISTRICT

THE STATE OF MINNESOTA,                                  Case Type: Other Civil
BY HUBERT H. HUMPHREY III,                            Court File No. C1-94-8565
ITS ATTORNEY GENERAL,

and

BLUE CROSS AND BLUE SHIELD
OF MINNESOTA,

              Plaintiffs,

           vs.

PHILIP MORRIS INCORPORATED,
R.J. REYNOLDS TOBACCO COMPANY,
BROWN & WILLIAMSON TOBACCO
CORPORATION, B.A.T. INDUSTRIES
P.L.C., BRITISH-AMERICAN TOBACCO
COMPANY LIMITED, BAT (U.K. &
EXPORT) LIMITED, LORILLARD
TOBACCO COMPANY, THE AMERICAN
TOBACCO COMPANY, LIGGETT GROUP,
INC., THE COUNCIL FOR TOBACCO
RESEARCH-U.S.A., INC., and THE
TOBACCO INSTITUTE, INC.,

                           Defendants.

                      SETTLEMENT AGREEMENT AND STIPULATION
                          FOR ENTRY OF CONSENT JUDGMENT

     THIS SETTLEMENT AGREEMENT AND RELEASE ("Settlement Agreement") is made as of the date hereof, by and among the parties hereto, as indicated by their signatures below, to settle


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and resolve with finality all claims of the State of Minnesota relating to the subject matter of this action which have been or could have been asserted by the State of Minnesota.

     WHEREAS, the State of Minnesota, through its Attorney General Hubert H. Humphrey III, and Blue Cross and Blue Shield of Minnesota, commenced this action on August 17, 1994, asserting various claims for monetary, equitable and injunctive relief on behalf of the State of Minnesota and Blue Cross and Blue Shield of Minnesota against certain tobacco manufacturers and others as Defendants;

     WHEREAS, the Defendants have denied each and every one of Plaintiffs' allegations of unlawful conduct or wrongdoing and have asserted a number of defenses to Plaintiffs' claims, which defenses have been contested by Plaintiffs;

     WHEREAS, the parties hereto wish to avoid the further expense, delay, inconvenience, burden and uncertainty of continued litigation of this matter (including appeals from any verdict), the State of Minnesota and the Settling Defendants have agreed to settle this litigation pursuant to terms which will achieve for the State of Minnesota (and thus for the people of the State of Minnesota) significant funding for the advancement of public health, the implementation of important tobacco-related public health measures in Minnesota, as well as funding for national research dedicated to studying and significantly reducing the use of Tobacco Products by youth;

     WHEREAS, the State of Minnesota and Settling Defendants have agreed to settle this lawsuit on terms set forth in this Settlement Agreement and Stipulation for Entry of Consent Judgment and the attached Consent Judgment;

     WHEREAS, the parties have further agreed to jointly petition the Court for approval of the Consent Judgment, on the grounds that settlement would be in the public interest;


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     NOW, THEREFORE, BE IT KNOWN THAT, in consideration of the payments to be made by the Settling Defendants, the dismissal and release of claims by the State of Minnesota and such other consideration as described herein, the sufficiency of which is hereby acknowledged, the parties hereto, acting by and through their authorized agents, memorialize and agree as follows:

I.       GENERAL PROVISIONS

     A. Jurisdiction. The State and the Settling Defendants acknowledge that this Court has jurisdiction over the subject matter of this action and over each of the parties to this Settlement Agreement, and that this Court shall retain jurisdiction for the purposes of implementing and enforcing this Settlement Agreement. The parties hereto agree to present any disputes under this Settlement Agreement, including without limitation any claims for breach or enforcement of this Settlement Agreement, exclusively to this Court. The Court may, upon the State's application, enter a Consent Judgment in the form attached hereto as Exhibit A. The cumulative terms of this Settlement Agreement and Stipulation for Entry of Consent Judgment, and the attached Consent Judgment, may be referred to for convenience as this "Agreement" or "Settlement Agreement."

     B. Voluntary Agreement of the Parties. The State and the Settling Defendants acknowledge and agree that this Settlement Agreement is voluntarily entered into by all parties hereto as the result of arm's-length negotiations during which all such parties were represented by counsel. The State and Settling Defendants understand that Congress may enact legislation dealing with some of the issues addressed in this Agreement. Settling Defendants and their assigns, affiliates, agents, and successors hereby waive any right to challenge this Agreement or the Consent Judgment, directly or through third parties, on the ground that any term hereof is unconstitutional, outside the power


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or jurisdiction of the Court, preempted by or in conflict with any current or future federal legislation (except where non-economic terms of future federal legislation are irreconcilable).

     C.   Definitions.

     For the purposes of this Settlement Agreement and attached Consent Judgment, the following terms shall have the meanings set forth below:

          1. "State" or "State of Minnesota" means the State of Minnesota acting by and through its Attorney General;

          2. "Blue Cross" means BCBSM, Inc., d/b/a Blue Cross and Blue Shield of Minnesota, and all of its administrators, representatives, employees, directors, officers, agents, attorneys, parents and divisions;

          3. "Settling Defendants" means those Defendants in this action that are signatories hereto;

          4. "Defendants" means Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, B.A.T Industries P.L.C., British-American Tobacco Company Limited, BAT (U.K. and Export) Limited, Lorillard Tobacco Company, The American Tobacco Company, The Council for Tobacco Research-U.S.A., Inc., and the Tobacco Institute, Inc. and their successors and assigns;

          5. "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers, for the most recent twelve-month period for which such percentage information is available as published by the Bureau of Labor Statistics of the U.S. Department of Labor.

          6. "Court" means the District Court of the State of Minnesota, County of Ramsey, Second Judicial District;


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          7. "Market Share" means a Settling Defendant's respective share of sales of cigarettes by unit for consumption in the United States during (i) with respect to payments made pursuant to Paragraph II.D. of this Settlement Agreement, the calendar year ending on the date on which the payment at issue is due, regardless of when such payment is made, and (ii) with respect to all other payments made pursuant to this Settlement Agreement, the calendar year immediately preceding the year in which the payment at issue is due, regardless of when such payment is made;

          8. "Cigarettes" means any product which contains nicotine, is intended to be burned or heated under ordinary conditions of use, and consists of or contains (i) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (ii) tobacco, in any form, that is functional in the product, which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette; or (iii) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in subparagraph (i) of this paragraph;

          9. "Smokeless Tobacco" means any powder that consists of cut, ground, powdered, or leaf tobacco that contains nicotine and that is intended to be placed in the oral cavity;

          10. "Tobacco Products" means Cigarettes and Smokeless Tobacco;

          11. "Billboards" includes billboards, as well as all signs and placards in arenas and stadiums, whether open-air or enclosed. "Billboards" does not include (1) any advertisements


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     placed on or outside the premises of retail establishments which sell tobacco products, or any retail point-of-sale; and (2) billboards or advertisements in connection with the sponsorship by the Defendants of any entertainment, sporting or similar event, such as NASCAR, that appears in the State of Minnesota as part of a national or multi-state tour;

          12. "Children" or "youth" means persons under the age of 18;

          13. "Depository," unless otherwise specified, means the Minnesota document depository established by the Court's Order dated June 16, 1995. "Depositories" includes both the Minnesota depository and the Guildford, U.K. document depository established by the Court's Order dated September 6, 1995;

          14. "Transit Advertisements" means advertising on private or public vehicles and all advertisements placed at, on or within any bus stop, taxi stand, waiting area, train station, airport or any similar location. "Transit Advertisements" does not include any advertisements placed on or outside the premises of retail establishments licensed to sell Tobacco Products or any retail point-of-sale;

          15. "Special State Counsel" means Robins, Kaplan, Miller & Ciresi L.L.P. or a successor, if any; and

          16. "Final Approval" means the date on which this Settlement Agreement and the form of State Escrow Agreement are approved by the Court. At the time of such approval, the settlement between the parties is final.

II.      SETTLEMENT PAYMENTS

     A. Settlement Receipts. The payments to be made by the Settling Defendants under this Settlement Agreement are in satisfaction of all of the State of Minnesota's claims for damages


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incurred by the State in the year of such payment or earlier years related to the subject matter of this action, including, without limitation, claims for equitable and injunctive relief, claims for health care expenditures and claims for punitive damages, except that no part of any payment under this Settlement Agreement is made in settlement of an actual or potential liability for a fine, penalty (civil or criminal) or enhanced damages.

     B. Settlement Payments to the State of Minnesota. Each Settling Defendant severally shall cause to be paid to an account designated in writing by the State of Minnesota in accordance with and subject to paragraph II.E. of this Settlement Agreement, the following amounts: the amount listed for it in Schedule A hereto, such amount representing its share of $240,000,000, to be paid on or before September 5, 1998; pro rata in proportion to its Market Share, its share of $220,800,000, to be paid on or before January 4, 1999; pro rata in proportion to its Market Share, its share of $242,550,000, to be paid on or before January 3, 2000; pro rata in proportion to its Market Share, its share of $242,550,000, to be paid on or before January 2, 2001; pro rata in proportion to its Market Share, its share of $242,550,000, to be paid on or before January 2, 2002; and pro rata in proportion to its Market Share, its share of $121,550,000, to be paid on or before January 2, 2003. The payments made by the Settling Defendants pursuant to this Paragraph shall be adjusted upward by the greater of 3% or the Consumer Price Index applied each year on the previous year, beginning with the payment due to be made on or before January 3, 2000. The payments due to be made by the Settling Defendants pursuant to this Paragraph on or before January 3, 2000, on or before January 2, 2001, on or before January 2, 2002, and on or before January 2, 2003, will also be decreased or increased, as the case may be, in accordance with the formula for adjustments of payments as set forth in Appendix A. The payments due to be made by the Settling Defendants pursuant to this Paragraph


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on or before September 5, 1998, and on or before January 4, 1999, shall not be subject to inflation escalation and volume adjustments described in the preceding sentences.

     In the event that any of the Settling Defendants fails to make any payment required of it pursuant to this Paragraph (a "Defaulting Defendant") by the applicable date set forth in this paragraph II.B. (a "Missed Payment"), the State of Minnesota shall provide notice to each of the Settling Defendants of such non-payment. The Defaulting Defendant shall have 15 days after receipt of such notice to pay the Missed Payment, together with interest accrued from the original applicable due date at the prime rate as published in the Wall Street Journal on the latest publication date on or before the date of default plus 3%. If the Defaulting Defendant does not make such payment within such 15-day period, the State of Minnesota shall provide notice to each of the Settling Defendants of such continued non-payment. Any or all of the Settling Defendants (other than the Defaulting Defendant) shall thereafter have 15 days after receipt of such notice to elect (in such Settling Defendant's or such Settling Defendants' sole and absolute discretion) to pay the Missed Payment, together with interest accrued from the original applicable due date at the prime rate as published in the Wall Street Journal on the latest publication date on or before the date of default plus 3%. In the event that the State of Minnesota does not receive the Missed Payment, together with such accrued interest, within such additional 15-day period, all payments required to be made by each of the respective Settling Defendants pursuant to this Paragraph shall at the end of such additional 15-day period be accelerated and shall immediately become due and owing to the State of Minnesota from each Settling Defendant pro rata in proportion to its Market Share; provided, however, that any such accelerated payments (a) shall all be adjusted upward by the greater of (i) the rate of 3% per annum or (ii) the actual total percent change in the CPI, in either instance for the period between January 1


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of the year in which the acceleration of payments pursuant to this Paragraph occurs and the date on which such accelerated payments are due pursuant to this subsection, and (b) shall all immediately be adjusted in accordance with the formula for adjustments of payments set forth in Appendix A.

     Nothing in this Paragraph shall be deemed under any circumstance to create any obligation on the part of any Settling Defendant to pay any amount owed or payable to the State of Minnesota by any other Settling Defendant. All obligations of the Settling Defendants pursuant to this Paragraph are intended to be and shall remain several, and not joint.

     C. Public Health Foundation. The Attorney General will propose, and the Settling Defendants have agreed not to oppose, that the Legislature appropriate to a foundation one-half the payments due in September 1998, and in January of the years 1999 through 2003, to be used for such activities as the directors of the foundation may determine will diminish the human and economic consequences of tobacco use. It is contemplated that the directors of the foundation will include public representatives, and representatives of such groups as the American Lung Association, Minnesota Chapter; the University of Minnesota School of Public Health; the Minnesota SmokeFree 2000 Coalition; the American Cancer Society, Minnesota Division; the American Heart Association, Minnesota Chapter; the Association for Non-Smokers' Rights--Minnesota; and the Mayo Clinic Nicotine Dependence Center.

     D. Annual Payments. Each of the Settling Defendants agrees that, beginning on December 31, 1998, and annually thereafter on December 31st of each year after 1998 (subject to final adjustment within 30 days), it shall severally cause to be paid to an account designated in writing by the State of Minnesota in accordance with and subject to paragraph II.E. of this Settlement


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Agreement, pro rata in proportion to its respective Market Share, its share of
2.55% of the following amounts (in billions):



Year                   1998          1999           2000          2001           2002          2003        thereafter
----
                        1              2             3              4             5              6

Amount                 $4B           $4.5B          $5B           $6.5B         $6.5B           $8B            $8B
------

The payments made by Settling Defendants pursuant to this Paragraph shall be adjusted upward by the greater of 3% or the Consumer Price Index applied each year on the previous year, beginning with the annual payment due on December 31, 1999. Such payments will also be decreased or increased, as the case may be, beginning with the annual payment due on December 31, 1999, in accordance with the formula for adjustments of payments set forth in Appendix A.

     E. Payment of Settlement Proceeds. Any payment made pursuant to this Settlement Agreement shall be made to an account designated in writing by the State of Minnesota or the Court, as applicable; provided that after Final Approval, if the Court's approval is challenged by any third party, payments due to be made shall be paid into a special escrow account (the "State Escrow Account"), and held in escrow pursuant to this Section V.B. and the State Escrow Agreement.

     F. Adjustments in Event of Federal Legislation. The enactment of federal tobacco-related legislation shall not affect the payments required by this Agreement except as follows:

          1. If federal tobacco-related legislation providing for the resolution or other disposition of State Attorney General actions brought against tobacco companies is enacted on or before November 30, 2000, and if such legislation provides for payment(s) by tobacco companies (whether by settlement payment, tax or any other means), all or part of which is made available to States, the State of Minnesota shall elect to receive any funds that are (i)


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     unrestricted as to their use, or (ii) are restricted to any form of health care or to any use related to tobacco (collectively "Federal Settlement Funds"), and Settling Defendants shall receive a dollar-for-dollar offset up to the full amount of payments required under Section II.D of this Agreement for any and all Settlement Funds received by the State of Minnesota, until all Federal Settlement Funds provided however:

               a. There shall be no offset to payments required by this Agreement on account of any federal program, subsidies, payments, credits or other aid to the State which are not conditioned or tied to the settlement of a state tobacco-related suit or the relinquishment of state tobacco-related claims;

               b. The State relinquishes no rights or benefits under this Agreement except for payments subject to the offset;

               c. There are no federally imposed preconditions to the receipt of Federal Settlement Funds other than (i) the settlement of any state tobacco-related lawsuit or the relinquishment of state tobacco-related claims, (ii) actions or expenditures related to tobacco, including but not limited to, education, cessation, control or enforcement, or (iii) actions or expenditures related to health care;

               d. If Settling Defendants enter into any pre-verdict settlement agreement (subsequent to the date of this Agreement) of similar litigation brought by a non-federal governmental plaintiff which does not require such an offset, this Section is null and void;

               e. If Settling Defendants enter into any pre-verdict settlement agreement (subsequent to the date of this Agreement) of similar litigation brought by a non-


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          federal governmental plaintiff which has an offset term more favorable to the plaintiff, this Settlement Agreement shall, at the option of the Office of the Attorney General of the State of Minnesota, be revised to include a comparable term.

          2. Nothing in this section is intended to or shall reduce the total amounts payable to the State under this Agreement by Settling Defendants beyond the amount of Federal Settlement Funds actually received by the State of Minnesota.

III. DISMISSAL OF CLAIMS AND RELEASES

     A. State of Minnesota's Dismissal of Claims. Upon approval of this Settlement Agreement by the Court, the Court shall enter a Final Judgment dismissing with prejudice all claims as to all Defendants.

     This Agreement resolves all claims between the State and the Defendants, except for issues pending before the court pertaining to the discoverability or production of documents for which the Defendants reserve their rights of appeal.

     B. State of Minnesota's Release and Discharge. Upon Final Approval, the State of Minnesota shall release and forever discharge all Defendants and their present and former parents, subsidiaries (whether or not wholly owned) and affiliates, and their respective divisions, organizational units, officers, directors, employees, representatives, insurers, suppliers, agents, attorneys and distributors (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing) from any and all manner of civil claims, demands, actions, suits and causes of action, damages whenever incurred, liabilities of any nature whatsoever, including civil penalties, as well as costs, expenses and attorneys' fees, known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory ("Claims") that the State


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of Minnesota (including any of its past, present or future administrators, representatives, employees, officers, attorneys, agents, representatives, officials acting in their official capacities, agencies, departments, commissions, and divisions, and whether or not any such person or entity participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have, as follows:

               a. for past conduct, as to any Claims relating to the subject matter of this action which have been asserted or could be asserted now or in the future in this action or a comparable Federal action by the State; and

               b. for future conduct, only as to monetary Claims directly or indirectly based on, arising out of or in any way related to, in whole or in part, the use of or exposure to Tobacco Products manufactured in the ordinary course of business, including without limitation any future claims for reimbursement for health care costs allegedly associated with use of or exposure to Tobacco Products;

(such past and future Claims hereinafter referred to as the "Released Claims"); provided, however, that the foregoing shall not operate as a release of any person, party or entity (whether or not a signatory to this Agreement) as to any of the obligations undertaken in this Agreement in connection with a monetary breach or default of this Agreement.

     The State of Minnesota hereby covenants and agrees that it shall not hereafter sue or seek to establish civil liability against any person or entity covered by the release provided under Paragraph III.B based, in whole or in part, upon any of the Released Claims, and the State of Minnesota agrees that this covenant and agreement shall be a complete defense to any such civil action or proceeding.


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     C.   Settling Defendants' Release and Discharge. Upon Final Approval,
Settling Defendants shall release and forever discharge the State of Minnesota (including any of its past, present or future administrators, representatives, employees, officers, attorneys, agents, representatives, officials acting in their official capacities, agencies, departments, commissions, and divisions, and whether or not any such person or entity participates in the settlement) from any and all manner of civil claims, demands, actions, suits and causes of action, damages whenever incurred, liabilities of any nature whatsoever, including costs, expenses, penalties and attorneys' fees, known or unknown, suspected or unsuspected, accrued or unaccrued, whether legal, equitable or statutory, arising out of or in any way related to, in whole or in part, the subject matter of the litigation of this lawsuit, that Settling Defendants (including any of their present and former parents, subsidiaries, divisions, affiliates, officers, directors, employees, witnesses (fact or expert), representatives, insurers, agents, attorneys and distributors and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing, and whether or not any such person participates in the settlement), whether directly, indirectly, representatively, derivatively or in any other capacity, ever had, now has or hereafter can, shall or may have.

     D. Limited Most-Favored Nation Provision. In partial consideration for the monetary payments to be made by the Settling Defendants pursuant to this Settlement Agreement, the State of Minnesota agrees that if the Settling Defendants enter into any future pre-verdict settlement agreement of other similar litigation brought by a non-federal governmental plaintiff on terms more favorable to such non-federal governmental plaintiff than the terms of this Settlement Agreement (after due consideration of relevant differences in population or other appropriate factors), the terms of this Settlement Agreement shall not be revised except as follows: to the extent, if any, such other

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pre-verdict settlement agreement includes terms that provide (a) for joint and several liability among the Settling Defendants with respect to monetary payments to be made pursuant to such agreement; (b) a guarantee by the parent company of any of the Settling Defendants or other assurances of payment or creditors' remedies with respect to monetary payments to be made pursuant to such agreement; or (c) for the implementation of non-economic tobacco-related public health measures different from those contained in this Settlement Agreement, then this Settlement Agreement shall, at the option of the Office of the Attorney General of the State of Minnesota, be revised to include terms comparable to such terms.


IV. DEFENDANTS' ASSURANCES

     A. Settling Defendants agree not to directly or indirectly, including through any third party or affiliate:

          1. Oppose the passage of those future Minnesota legislative proposals or administrative rules intended by their terms to reduce tobacco use by children listed on Schedule B. (The foregoing does not prohibit Settling Defendants from resisting enforcement of, or suing for declaratory or injunctive relief with respect to any such legislation or rule on any grounds.)

          2. Facially challenge the enforceability or constitutionality of existing Minnesota laws or rules relating to tobacco control, including, but not limited to, Minnesota Statutes Section 461.17 regarding the disclosure of certain ingredients in cigarettes; Minnesota Statutes Sections 461.12, et. seq., and 609.685 regarding the sale of tobacco to minors; Minnesota Statutes Section 325F.77 regarding the distribution of samples; and Minnesota Statutes Section 144.411 et. seq. regarding clean indoor air.

          3. Support in Congress or any forum, legislation, rules or policies which would preempt, override, or abrogate or diminish the State's rights or recoveries under this Agreement. Except as specifically provided in the foregoing sentence, nothing in this Agreement shall be deemed to restrain the parties from advocating terms of any national settlement or taking any other positions on issues relating to tobacco. The State and its attorneys specifically reserve the right to continue to litigate or advocate for additional document disclosure beyond that ordered by the Ramsey County District Court, in any forum outside of Minnesota.

          4. Settling Defendants' obligation to produce documents in discovery pertaining to enactment or repeal of, or opposition to, state legislation or state executive action relating to tobacco in Minnesota is extended beyond August 17, 1994, to the date of this Agreement, with Settling Defendants required to produce these documents within thirty (30) days of the date of this Agreement.


     B.   Disclosure of Payments Likely to Affect Public Policy.

          1. Each Settling Defendant shall disclose to the Office of the Attorney General and the Office of the Governor, at the times and in the manner provided below, information about the following payments:

               a. Any payment to a "lobbyist" or "principal" within the meaning of Minnesota Statutes, Section 10A.01, subdivisions 11 and 28, if Settling Defendant knows or has reason to know that the payment will be used, directly or indirectly, to influence legislative or administrative action, or the official action of state or local government in Minnesota in any way relating to Tobacco Products or their use.

               b. Any payment to a third party, if the Settling Defendant knows the payment is partly in consideration for the third party attending, offering testimony at, or participating before a state or local government hearing in Minnesota in any way relating to Tobacco Products or their use; and

               c. Any payment (other than a "political contribution" under Minn. Stat. Section 10.01, subd. 7, or 2 USC Section 431(8)(A)) to, or for the benefit of, a state or local official in Minnesota, whether made directly by a defendant or indirectly through an employee acting in the scope of his employment, affiliate, lobbyist, or other agent acting under the substantial control of a defendant.

               2. Disclosures required under this section shall be filed with the Office of the Attorney General and with the Office of the Governor on the first day of January, April, July and October of each year for any and all payments made through the first day of the previous month and shall be transmitted in electronic format or such format as the attorney general may require, with the following information:

                    a. The name, address, telephone number and e-mail address of the recipient.

                    b. The amount of each payment described in Paragraph B(1).

                    c. The aggregate amount of all payments described in
               Paragraph B(1) to the recipient in the calendar year.

          3. Information filed under this section is "public data" within the meaning of the Minnesota Government Data Practices Act.

         C. Settling Defendants agree to discontinue all Billboards and Transit Advertisements of Tobacco Products in the State. Settling Defendants shall use their best efforts in cooperation with the State to identify all such Billboards that are located within 1000 feet of any public or private school or playground in the State, and shall provide the State with a preliminary list of the location of all Billboards and stationary Transit Advertisements within 30 days from the date hereof, such list to be finalized within an additional 15 days. Settling Defendants shall, at the earlier of the expiration of applicable contracts or four months from the date the final list is supplied to the State, remove all Billboards and Transit Advertisements for Tobacco Products from within the State, leaving the space unused or used for advertising unrelated to Tobacco Products; or at the option of the State of Minnesota, will allow the State, at its expense, to substitute for the remaining term of the contract, alternative advertising intended to discourage the use of Tobacco Products by children and their exposure to second-hand smoke. The parties also agree to secure the expedited removal of up to 50 Billboards or stationary Transit Advertisements for Tobacco Products designated by the State within 30 days after their designation. Each Settling Defendant which has Billboard advertising in the State shall provide the Court and the Attorney General, or his designee, with the name of a contact person to whom the State may direct inquiries during the time such Billboards and Transit Advertisements are being eliminated, from whom the State may obtain periodic reports as to the progress of their elimination and who will be responsible for ensuring that appropriate action is taken to remove any Billboards that have not been timely eliminated.

     D. Settling Defendants shall not make, in the connection with any motion picture made in the United States, or cause to be made any payment, direct or indirect, to any person to use, display, make reference to, or use as a prop any cigarette, cigarette package, advertisement for cigarettes, or any other item bearing the brand name, logo, symbol, motto, selling message, recognizable color or pattern of colors, or any other indicia of product identification identical or similar to, or identifiable with, those used for any brand of domestic tobacco products.

     E. On and after December 31, 1998, Settling Defendants shall permanently cease marketing, licensing, distributing, selling or offering, directly or indirectly, including by catalogue or direct mail, in the State of Minnesota, any service or item (other than tobacco products or any item of which the sole function is to advertise tobacco products) which bears the brand name (alone or in conjunction with any other word), logo, symbol, motto, selling message, recognizable color or pattern of colors, or any other indicia of product identification identical or similar to, or identifiable with, those used for any brand of domestic tobacco products.

     F. Settling Defendants and the Law Firm of Robins, Kaplan, Miller & Ciresi L.L.P. ("RKM&C") have reached a separate agreement for the payment of the State's costs and attorneys fees. In consideration for said agreement, RKM&C has released the State from its obligation to pay costs and attorneys fees under the Special Attorney Appointment dated May 23, 1994.

V.   MISCELLANEOUS PROVISIONS

     A. Representations of Parties. The respective parties hereto hereby represent that this Settlement Agreement has been duly authorized and, upon execution, will constitute a valid and binding contractual obligation, enforceable in accordance with its terms, of each of the parties hereto.
The State represents that all of its outside counsel that have represented it in this action are, by and through their authorized representatives, signatores to this Settlement Agreement.

     B. Court Approval. The Parties agree to submit this Settlement Agreement to the Court for its review and approval on Friday, May 8, 1998. If the Court declines to approve this Settlement

Agreement, the Blue Cross Settlement Agreement, the form of State Escrow Agreement, and the form of Blue Cross Escrow Agreement, the matter will be immediately submitted to the jury. If the Court, as a condition of approval or otherwise, requires any change in the Agreements which any signatory is unwilling to make, the case will be immediately submitted to the jury. If before the Court approves the Agreements, any third-party seeks to intervene for the purpose of opposing the Settlement Agreement, the Blue Cross Settlement Agreement, the State Escrow Agreement, and the Blue Cross Escrow Agreement, any Party at its sole election, may withdraw from this Agreement, after first giving notice to the Court and all of the Parties before the jury is dismissed, and submit the case to the jury. If the Court approves the Settlement Agreement as submitted, the Agreement will be final and binding upon all Parties.

     In the event that there is a challenge to any provision of this Settlement Agreement by anyone other than the Attorney General of the State of Minnesota as of the date of this Agreement, BCBS or Settling Defendants ("a third-party challenge") after Final Approval, any amounts required to be paid by Settling Defendants pursuant to this Settlement Agreement shall be paid into escrow pursuant to the State Escrow Agreement. If, as a result of such a challenge, any material term of Sections II, III, IV of this Settlement Agreement is modified or rendered unenforceable, the parties shall negotiate an equivalent or comparable substitute term or other appropriate credit or adjustment. In the event that the parties are unable to agree on such a substitute term or appropriate credit or adjustment, then the parties will submit the issue to the Court for resolution, subject to any available appeal rights. In the event that any third-party challenge is made after December 31, 1998, any payments due under Paragraph II.B. shall be made to the State according to the terms of this Settlement Agreement, and only those payments due under Paragraph II.D. shall be placed into escrow as provided above.

     In the event that the Court determines that there has been a failure of consideration legally sufficient to warrant termination of this Settlement Agreement, then this Settlement Agreement may be terminated by the party adversely affected. In the event of such termination, the action will be reinstated and all decisions of the trial court, and any party's appeal or other rights with respect thereto, will have the same force and effect as if this Settlement Agreement had never been entered into.

     C. Obligations Several, Not Joint. All obligations of the Settling Defendants pursuant to this Settlement Agreement are intended to be and shall remain several, and not joint.

     D. Headings. The headings of the paragraphs of this Settlement Agreement are not binding and are for reference only and do not limit, expand or otherwise affect the contents of this Settlement Agreement.

     E. No Determination or Admission. This Settlement Agreement and any proceedings taken hereunder are not intended to be and shall not in any event be construed as, or deemed to be, an admission or concession or evidence of any liability or any wrongdoing whatsoever on the part of any party hereto or any person covered by the releases provided under paragraphs III.B. and C. hereof. The Settling Defendants specifically disclaim and deny any liability or wrongdoing whatsoever with respect to the allegations and claims asserted against them in this action and enter into this Settlement Agreement solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

     F. Non-Admissibility. The settlement negotiations resulting in this Settlement Agreement have been undertaken by the parties hereto in good faith and for settlement purposes only, and neither this Settlement Agreement nor any evidence of negotiations hereunder shall be offered or received in evidence in this action, or any other action or proceeding, for any purpose other than in an action or proceeding arising under this Settlement Agreement.

     G. Amendment; Waiver. This Settlement Agreement may be amended only by a written instrument executed by the Attorney General and the Settling Defendants. The waiver of any rights conferred hereunder shall be effective only if made by written instrument executed by the waiving party. The waiver by any party of any breach of this Settlement Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.

     H. Notices. All notices or other communications to any party to this Settlement Agreement shall be in writing (and shall include telex, telecopy or similar writing) and shall be given to the respective parties hereto at the following addresses. Any party hereto may change the name and address of the person designated to receive notice on behalf of such party by notice given as provided in this paragraph.

 For the State of Minnesota:

         Hubert H. Humphrey III
         Attorney General
         102 State Capitol
         St. Paul, MN   55155
         Fax: 612.297.4193

         with copies to:

         Michael V. Ciresi
         Robins, Kaplan, Miller & Ciresi L.L.P.
         2800 LaSalle Plaza
         800 LaSalle Avenue
         Minneapolis, MN  55402-2015
         Fax:  612.339.4181

         Chief Deputy Attorney General
         State of Minnesota
         102 State Capitol
         St. Paul, MN  55155
         Fax:  612.297.4193

For Philip Morris Incorporated:

         MARTIN J. BARRINGTON
         Philip Morris Incorporated
         120 Park Avenue
         New York, NY  10017-5592
         Fax:  212.907.5399

         With a copy to:

         Meyer G. Koplow
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY  10019
         Fax:  212.403.2000

For R.J. Reynolds Tobacco Company:

         Charles A. Blixt
         General Counsel
         R.J. Reynolds Tobacco Company
         401 North Main Street
         Winston-Salem, NC  27102
         Fax:  910.741.2998

         With a copy to:

         Arthur F. Golden
         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, NY  10017
         Fax:  212.450.4800

For Brown & Williamson Tobacco Corporation:

         F. Anthony Burke
         Brown & Williamson Tobacco Corporation
         200 Brown & Williamson Tower
         401 South Fourth Avenue
         Louisville, KY  40202
         Fax:  502.568.7297

         With a copy to:

         Stephen R. Patton
         Kirkland & Ellis
         200 East Randolph Dr.
         Chicago, IL  60601
         Fax:  312.861.2200

For Lorillard Tobacco Company:

         Arthur J. Stevens
         Lorillard Tobacco Company
         714 Green Valley Road
         Greensboro, NC  27408
         Fax:  910.335.7707

     I. Cooperation. The parties hereto agree to use their best efforts and to cooperate with each other to cause this Settlement Agreement to become effective, to obtain all necessary approvals, consents and authorizations, if any, and to execute all documents and to take such other action as may be appropriate in connection therewith. Consistent with the foregoing, the parties hereto agree that they will not directly or indirectly assist or encourage any challenge to this Settlement Agreement by any other person. All parties hereto agree to support the integrity and enforcement of the terms of this Settlement Agreement.

     J. Governing Law. This Settlement Agreement shall be governed by the laws of the State of Minnesota, without regard to the conflicts of law rules of such state.

     K. Construction. None of the parties hereto shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

     L. Severability. Subject to the provisions of Paragraph V.B., the terms of this Agreement are severable. If any term of this Agreement is found to be unlawful, the remaining terms shall remain in full force and effect, and the parties agree to negotiate a substitute term of equivalent value.

     M. Intended Beneficiaries. This action was brought by the State of Minnesota, through its Attorney General, and by Blue Cross to recover certain monies and to promote the health and welfare of the people of Minnesota. No portion of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity that is neither a party hereto nor a person encompassed by the releases provided in paragraphs III.B. and C. of this Settlement Agreement. Except as expressly provided in this Settlement Agreement, no portion of this Settlement Agreement shall bind any non-party or determine, limit or prejudice the rights of any such person or entity. None of the rights granted or obligations assumed under this Settlement Agreement by the parties hereto may be assigned or otherwise conveyed without the express prior written consent of all of the parties hereto.

     N. Counterparts. This Settlement Agreement may be executed in counterparts. Facsimile or photocopied signatures shall be considered as valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement.

     IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Comprehensive Settlement Agreement and Release as of this 8th day of May, 1998.

                           STATE OF MINNESOTA, acting by and through Hubert H. Humphrey III, its duly elected and authorized Attorney General

                           By:/s/ HUBERT H. HUMPHREY III
                              --------------------------------------------
                                    Hubert H. Humphrey III
                                    Attorney General

                              /s/ LEE E. SHEEHY
                              ---------------------------------------------
                                    Lee E. Sheehy
                                    Chief Deputy Attorney General

                              /S/ ERIC A. JOHNSON
                              ---------------------------------------------
                                    Eric A. Johnson
                                    Executive Assistant to the Attorney General

                              /s/ THOMAS F. PURSELL
                              ---------------------------------------------
                                    Thomas F. Pursell
                                    Senior Counsel to the Attorney General

                              /s/ D. DOUGLAS BLANKE
                              ---------------------------------------------
                                    D. Douglas Blanke
                                    Director of Consumer Policy

                           COUNSEL TO THE STATE OF MINNESOTA

                           By: /s/ MICHAEL V. CIRESI
                               --------------------------------------------
                                    Michael V. Ciresi
                                    Robins, Kaplan, Miller & Ciresi L.L.P.

                           PHILIP MORRIS INCORPORATED

                           By: /s/ MEYER G. KOPLOW
                               --------------------------------------------
                                    Meyer G. Koplow
                                    Counsel

                           By: /s/ MARTIN J. BARRINGTON
                               --------------------------------------------
                                    Martin J. Barrington
                                    General Counsel

                           R.J. REYNOLDS TOBACCO COMPANY

                           By: /s/ D. SCOTT WISE
                               --------------------------------------------
                                    D. Scott Wise
                                    Counsel

                           By: /s/ CHARLES A. BLIXT
                               --------------------------------------------
                                    Charles A. Blixt
                                    General Counsel

                           BROWN & WILLIAMSON TOBACCO
                           CORPORATION

                           By: /s/ STEPHEN R. PATTON
                               --------------------------------------------
                                    Stephen R. Patton
                                    Counsel

                           By: /s/ F. ANTHONY BURKE
                               --------------------------------------------
                                    F. Anthony Burke
                                    Vice President and General Counsel

                           LORILLARD TOBACCO COMPANY

                           By: /s/ ARTHUR J. STEVENS
                               --------------------------------------------
                                    Arthur J. Stevens
                                    Senior Vice President & General Counsel

                                   SCHEDULE A

AMOUNTS PAYABLE BY SETTLING DEFENDANTS ON OR
BEFORE SEPTEMBER 5, 1998 PURSUANT TO
PARAGRAPH II.B. OF THE SETTLEMENT AGREEMENT

Date                                                          9/5/98
------------------------------------------------------   --------------
Settling Defendants
-------------------
Philip Morris Incorporated............................   $  163,200,000
R.J. Reynolds Tobacco Company.........................   $   16,320,000
Brown & Williamson Tobacco Corporation................   $   42,960,000
Lorillard Tobacco Company.............................   $   17,520,000
Total Amount..........................................   $  240,000,000


                                   SCHEDULE B

         Potential Future Legislation to Reduce Tobacco Use by Children

-- Legislation to expand the self-service-sale restrictions of the youth access to tobacco law and to remove the current exception for sales of cigars.

-- Legislation to clarify the current youth access law provision on vending machines, making clear that machines equipped with automatic locks or that use tokens are vending machines within the meaning of the law.

-- Legislation providing enhanced or coordinated funding for enforcement efforts under sales-to-minors provisions of the criminal code or the youth access statute and ordinances.

-- Legislation to encourage or support the use of technology to increase effectiveness of age-of-purchase laws, such as, without limitation, the use of programmable scanners or scanners to read drivers' licenses.

-- Legislation or rules restricting the wearing, carrying or display of tobacco indicia in school-related settings, including, without limitation, in school facilities, on school premises, or in connection with school-sponsored activities.

-- Legislation to create or stiffen non-monetary incentives for youth not to smoke, such as expansion of youth community service programs.

                                   APPENDIX A

                             FORMULA FOR CALCULATING

                      STATE OF MINNESOTA VOLUME ADJUSTMENTS

     Any payment that by the terms of the Settlement Agreement is to be adjusted pursuant to this Appendix (the "Applicable Base Payment") shall be adjusted pursuant to this Appendix in the following manner:

     (A) in the event the aggregate number of units of Tobacco Products sold domestically by the Settling Defendants in the Applicable Year (as defined hereinbelow) (the "Actual Volume") is greater than the aggregate number of units of Tobacco Products sold domestically by the Settling Defendants in 1997 (the "Base Volume"), the Applicable Base Payment shall be multiplied by the ratio of the Actual Volume to the Base Volume;

     (B)  in the event the Actual Volume is less than the Base Volume,

          (i) the Applicable Base Payment shall be multiplied by the ratio of the Actual Volume to the Base Volume, and the resulting product shall be divided by 0.98; and

          (ii) if a reduction of the Applicable Base Payment results from the application of subparagraph (B)(i) of this Appendix, but the Settling Defendants' aggregate net operating profits from domestic sales of Tobacco Products for the Applicable Year (the "Actual Net Operating Profit") is greater than the Settling Defendants' aggregate net operating profits from domestic sales of Tobacco Products in 1997 (the "Base Net Operating Profit") (such Base Net Operating Profit being adjusted upward by the greater of the rate of 3% per annum or the actual total percent change in the Consumer Price Index, in either instance for the period between January 1, 1998 and the date on which the payment at issue is made), then the amount by which the Applicable Base Payment is reduced by the application of subparagraph (B)(i) shall be reduced (but not below zero) by 2.55% of 25% of such increase in such profits. For purposes of this Appendix, "net operating profits from domestic sales of Tobacco Products" shall mean net operating profits from domestic sales of Tobacco Products as reported to the United States Securities and Exchange Commission ("SEC") for the Applicable Year or, in the case of a Settling Defendant that does not report profits to the SEC, as reported in financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The determination of the Settling Defendants' aggregate net operating profits from domestic sales of Tobacco Products shall be derived using the same methodology as was employed in deriving such Settling Defendants' aggregate net operating profits from domestic sales of Tobacco Products in 1997. Any increase in an Applicable Base Payment pursuant to this subparagraph B(ii) shall be payable within 120 days after the date that the payment at issue was required to be made.

          (C) "Applicable Year" means (i) with respect to the payments made pursuant to paragraph II.D of the Settlement Agreement, the calendar year ending on the date on which the payment at issue is due, regardless of when such payment is made; and (ii) with respect to all other payments made pursuant to this Settlement Agreement, the calendar year immediately preceding the year in which the payment at issue is due, regardless of when such payment is made.